EXHIBIT 10.1
POWELL SUPPLY AGREEMENT
     This Powell Supply Agreement (the “Agreement”) is made and entered into this 7th day of August, 2006 (the “Effective Date”) by and between General Electric Company (“GE”), a New York corporation on behalf of and for the benefit of its GE Consumer & Industrial and GE Energy business components (GE Consumer & Industrial, together with its Affiliates, is referred to herein as “Buyer”), and Powell Industries, Inc., a Delaware corporation (hereinafter called “Seller,” together with Buyer referred to as the “Parties” and each individually as a “Party”). GE Energy is entering into this Agreement solely for the limited purposes of agreeing to be bound by the provisions of Section 2.14 and Articles 15, 21, 24, 25, 26, 27 and 29, and shall be deemed to be a Party or the Buyer for purposes of the obligations set forth in those sections or articles only and, further, shall be deemed a third party beneficiary with respect to all of Buyer’s rights and Seller’s obligations hereunder.
Recitals
     Seller and Buyer have entered into that certain Asset Purchase Agreement (the “Purchase Agreement”) with an effective date of even date herewith pursuant to which Seller is acquiring Buyer’s business in the MV Market (as defined below), including certain assets related to such business, from Buyer (the “Acquisition”).
     In connection with this Agreement and the Purchase Agreement, Seller and Buyer have entered into that certain Purchase Agreement together with certain ancillary agreements, including a GE Supply Agreement (the “GE Supply Agreement”) and Transition Services Agreement (the “Transition Services Agreement” and collectively with the Purchase Agreement and the GE Supply Agreement, the “Transaction Agreements”).
     As a condition precedent to the execution and delivery of the Transaction Agreements and the consummation of the Acquisition, Seller and Buyer have agreed to enter into this Agreement.
     NOW, THEREFORE, in consideration of the mutual premises, covenants and agreements set forth herein, the parties agree as follows:
ARTICLE 1
DEFINITIONS
1.1     “Acquisition” shall have the meaning set forth in the Recitals.
1.2      “Affiliate” shall mean and refer to any entity or entities that are directly or indirectly controlled by (i) GE Consumer & Industrial (including. without limitation, the GE C&I China Affiliates) or (ii) Seller, respectively.
1.3      “Agreement” shall have the meaning set forth in the preamble.
1.4      “ANSI Products” means American National Standard Institute compliant metal-clad switchgear which comprises an integrated assembly of vacuum circuit breakers, voltage and current instrument transformers, power bus, control components, and protective devices

* A confidential portion of material has been omitted and filed separately with the Commission coordinated electrically and mechanically for the distribution of electrical energy and the protection of electrical systems and connected loads. The vacuum circuit breakers have voltage ratings from 1,000 Volts to 69,000 Volts, current ratings from 1,000 Amperes to 6,000 Amperes and interrupting ratings from 25,000 Amperes to 63,000 Amperes and a mechanical operating mechanism design to separate power contacts and break the electrical circuit in 5 cycles or less after a trip signal is received, and shall expressly not include, by way of example and not limitation and for the avoidance of doubt, ANSI medium voltage motor control centers and ANSI load interrupt switches, non-ANSI medium voltage switchgear and circuit breakers and Low Voltage Products.
1.5      “Backlog Contracts” shall mean all contracts of Buyer that have been formally acknowledged and accepted by Buyer with respect to Burlington Products as of the Effective Date and that Buyer is therefore legally bound to fulfill and which have not been fulfilled as of the Effective Date.
1.6      “Base Powell Products” shall mean the following ANSI Products offered by Seller on the Effective Date and any future Product derived from the following ANSI Products:
(a)     arc resistant medium voltage switchgear;
(b)     non-arc resistant medium voltage switchgear (15kV and below); and
(c)     27-38 kV switchgear (arc resistant or non-arc resistant).
1.7      “Bid” shall have the meaning set forth in Section 3.1.
1.8      “Burlington Products” shall mean and be limited to the existing range of ANSI Products set forth on Exhibit A and assembly components related thereto (including but not limited to OEM Express), and any future ANSI Product(s) derived from one or more Burlington Products (excluding arc resistant Products and non-arc resistant 27-38 kV switchgear).
1.9      “Buyer” shall have the meaning set forth in the preamble.
1.10      [ * ]
1.11      “Confidential Information” shall have that meaning set forth in Article 15.
1.12      [ * ]
1.13      “Effective Date” shall have the meaning set forth in the preamble.
1.14      “FCPA” shall have the meaning set forth in Article 21.
1.15      “GE” shall mean the General Electric Company.
1.16      “GE Affiliate” shall mean and refer to any entity or entities that directly or indirectly control, or are controlled by or are under common control with General Electric Company.

* A confidential portion of material has been omitted and filed separately with the Commission
1.17      “GE C&I China Affiliate” shall mean any Affiliate of GE Consumer & Industrial, including but not limited to, Shanghai GE Breakers Co. and Shanghai GE Guangdian Co., with operations in China which include, to the extent applicable, the manufacture, marketing or sale of ANSI Products.
1.18      “GE Consumer & Industrial” means the operating division of GE known by that name at the time of Closing, including, without limitation, the GE Electrical Distribution Business, and any successor operating units or divisions which may, during the Term of the Agreement, include the GE Electrical Distribution Business, whether such business is controlled by GE Consumer & Industrial or by GE or any GE Affiliate.
1.19      “GE Electrical Distribution Business” means the business of designing, manufacturing, having manufactured for it, procuring for sale or lease, selling, leasing, or reselling, marketing or representing MV Switchgear Products in the MV Market including, without limitation, the sales and distribution of Burlington Products by the GE Field Sales Organization.
1.20      “GE Energy” means and shall be limited to the transmission and distribution organization (also known as the T&D organization) of GE Energy, or any such successor organization within GE, which sells, leases, procures for sale or lease, markets, or represents Required Products. For the avoidance of doubt, GE Energy does not and is not intended to include any other operation of GE Energy.
1.21      “GE Field Sales Organization” shall mean the global GE Consumer & Industrial field sales organization and/or any successor organization and GE Energy.
1.22      “Initial Backlog Products” shall mean those Burlington Products that are manufactured by Buyer under the Transition Services Agreement consistent with the Backlog Contracts which amount in revenue to Seller of up to an aggregate amount of $ [ * ].
1.23      “Initial Term” shall have the meaning set forth in Section 6.1.
1.24      “JAMS” shall have the meaning set forth in Section 25.1.
1.25      [ * ]
1.26      “Losses” shall mean losses, damages, liabilities, expenses (including but not limited to reasonable attorneys’ fees, legal expenses and other reasonable dispute resolution costs), fees, penalties, fines, judgments and settlements.
1.27      “Low Voltage Products” shall mean Seller’s low voltage switchgear, low voltage motor control centers and medium voltage motor control centers. For the avoidance of doubt, products listed in this definition are non-arc resistant.
1.28      “MV Market” shall mean and be limited to the market for ANSI Medium Voltage Switchgear and Circuit Breakers.
1.29      “MV Switchgear Products” shall mean collectively Burlington Products and Base Powell Products.

1.30      “Non-ANSI Products” shall mean any medium voltage switchgear product that is not an ANSI Product.
1.31      “No Bid” shall have the meaning set forth in Section 3.1.
1.32      “OECD” shall have the meaning set forth in Article 21.
1.33      “OECD Convention” shall have the meaning set forth in Article 21.
1.34      “OEM Express” shall mean unfinished products sold to an original equipment manufacturer for the purpose of allowing such manufacturer to complete such product to its own or its customer’s specifications.
1.35      “Parties” shall have the meaning set forth in the preamble.
1.36      “Party” shall have the meaning set forth in the preamble.
1.37      “Powell Ancillary Product” shall mean Seller’s arc resistant low voltage switchgear, arc resistant medium voltage motor control centers, arc resistant low voltage motor control centers, and medium voltage buses and the assembly components related thereto, and any future Products derived from Powel Ancillary Products.
1.38      “Power Control Modules” shall mean self-contained solutions built around electrical switchgear and motor controls with other necessary equipment for a total turnkey package; provided, that, because Power Control Modules are typically used in offshore applications, they must structurally conform to international shipping and vessel standards.
1.39      “Power Control Rooms” shall mean self-contained solutions built around electrical switchgear and motor controls with other necessary equipment for a total turnkey package which are typically used in onshore applications.
1.40      “Products” means, collectively, Burlington Products, Base Powell Products, Powell Ancillary Products, Power Control Modules, Power Control Rooms and Non-ANSI Products and mutually agreed to additions thereto.
1.41      “Purchase Agreement” shall have the meaning set forth in the Recitals.
1.42      “Purchase Order” or “PO” shall mean a written purchase order or other procurement document issued by Buyer and accepted by Seller for the purchase of Products under this Agreement.
1.43      “Renewal Term” shall have the meaning set forth in Section 6.1.
1.44      “Request” shall have the meaning set forth in Section 3.1.
1.45      “Required Products” shall mean the following:
(a)      Burlington Products;

(b)      Base Powell Products; and
(c)      Power Control Modules and Power Control Rooms.
1.46      “Seller” shall have the meaning set forth in the preamble.
1.47      “Speedi” means Buyer’s software application which contains a module used to help provide budgetary quotes for medium voltage switchgear and contains a high-level module to configure such quotes.
1.48      “Support Central for Sales Workflow” means Web-based, workflow applications owned and hosted by Buyer, which contain five (5) specific workflows pertinent to the sales of switchgear as follows: request for quote, clean order process, change notice process, pre negotiation factory slotting process and pull in order process.
1.49      “Transition Products” shall mean any Products manufactured for Seller by Buyer pursuant to the Transition Services Agreement between Buyer and Seller of even date herewith.
ARTICLE 2
SCOPE OF AGREEMENT
2.1      Scope
As of the Effective Date, this Agreement will apply to and govern all purchases by Buyer from Seller of the Products. The terms and conditions affixed to a PO shall not apply except as permitted under Section 3.3 hereof. In the event of a conflict between the provisions of this Agreement and the provisions on a Purchase Order permitted under Section 3.3, the provisions of the Purchase Order shall govern. Further, this Agreement does not, expressly or impliedly, constitute an acceptance by Buyer of any Seller offer to sell, quotation, proposal or Bid, and any reference in this Agreement to any such offer, quotation, proposal or Bid shall neither constitute a modification of any of the terms and conditions of this Agreement nor any intent or indication by Buyer to be bound by any such offer to sell, quotation, proposal or Bid.
2.2      Product Purchase Requirements
During the Term of this Agreement and subject to the provisions of Section 3.2 below:
          (a)      Buyer will purchase from Seller one hundred percent (100%) of Buyer’s requirements for the Required Products or their functional equivalents;
          (b)      any GE C&I China Affiliate will, and Buyer will cause such GE C&I China Affiliate to, purchase from Buyer one hundred percent (100%) of such GE C&I China Affiliate’s requirements for ANSI medium voltage circuit breakers and ANSI switchgear components (including, for the avoidance of doubt, those included in non-ANSI equipment) to the extent Seller has such Products available at the prices requested in a manner consistent with past pricing and practices; and

* A confidential portion of material has been omitted and filed separately with the Commission
          (c)      If and when Seller sells arc resistant medium voltage switchgear, 27-38 kV switchgear, Power Control Modules or Power Control Rooms to Buyer under this Agreement in connection with a larger equipment package for a particular sale by Buyer to the same customer, Buyer shall also purchase from Seller under this Agreement one hundred percent (100%) of its requirements for [ * ] (or the functional equivalents of each) to be included in such package [ * ].
2.3      Bids
Buyer’s obligation under Section 2.2 shall be contingent upon the following:
(i)	Seller has timely submitted a Bid (as defined below) for such Required Product;

(ii)	the Bid substantially meets the requirements of the applicable Request [ * ];

(iii)	[ * ];

(iv)	[ * ];

(v)	[ * ]; and

(vi)	[ * ].

[ * ].
2.4      Resolution Process For Bids
If Seller does not meet the requirements of Section 2.3 on a recurring or repeated basis, then the following process for resolution shall govern:
First, senior representatives of the Parties shall promptly engage in good faith discussions to resolve Buyer’s concerns.
[ * ].
[ * ].
[ * ].
If Buyer has availed itself of the process set forth in this Section 2.4 and, as a result, either Party is dissatisfied with the result, such Party is not precluded from utilizing the alternative dispute resolution process in Article 24 and the arbitration procedures of Article 25 hereof; provided, however, such Party may not do so until the senior representatives have held good faith discussions and failed to reach a mutually acceptable conclusion under this Section 2.4.
2.5      Subject to the provisions of this Agreement, including but not limited to Articles 2 and 3, Seller will make available to Buyer the Products required to be purchased from Seller by Buyer under Section 2.2 hereof.

* A confidential portion of material has been omitted and filed separately with the Commission
2.6      Buyer may from time to time purchase from Seller, and Seller may sell to Buyer Non-ANSI Products, Powell Ancillary Products and Low Voltage Products not otherwise required to be purchased under Section 2.2(c) hereof. For the avoidance of doubt, the terms of this Agreement shall apply to and govern all purchases by Buyer from Seller of such Products.
2.7      In order to facilitate communication among the Parties and ensure a good working relationship:
          (a)      Each Party shall designate a management level individual as its account manager(s) to the other Party (“Account Managers”). The Account Managers will facilitate Seller inventory compatibility with Buyer requirements, ensure the timely and efficient implementation of processes to ensure a high level of consistent service to Buyer and act as a focal point for resolution of each Party’s problems.
          (b)      Senior representatives of the Parties, including legal counsel, shall meet at least once a quarter to discuss subjects of mutual interest and concern in a manner consistent with applicable competition laws, including Buyer’s purchasing requirements and forecasts, trends in Buyer’s end-customer requirements, new product development, productivity, significant changes in manufacturing locations or process, and current or potential dispute. This group shall also be the group responsible for resolving disputes under Sections 2.4 prior to submission of such disputes to the alternative dispute resolution process of Article 24.
2.8      Buyer shall be free to set its own resale prices for any Products purchased from Seller hereunder, and, consistent with the terms of this Agreement, to go to market in any manner it determines is commercially appropriate and in its own best interests.
2.9      Buyer hereby agrees to cause all of the Buyer Affiliates to continue to purchase MV Switchgear Products from Seller in a manner consistent with Section 2.2 hereof.
2.10      Buyer shall use reasonable commercial best efforts to actively and diligently promote the sale of and solicit orders for Products and to meet sales targets consistent with past practice, including, for example, the continued use of sales incentive programs, such as the Alliance Products Program or its equivalent, with the GE Field Sales Organization.
2.11      Buyer shall keep Seller timely informed of all material complaints received by Buyer from any customers associated with Products.
2.12      Buyer shall use commercially reasonable best efforts as it endeavors to maintain and strengthen its current sales relationships with any operating unit or Affiliate of Seller which currently uses or procures the Products.
2.13      Each Party shall develop and maintain its web sites as reasonably necessary to support the sale of Products by Buyer. Each Party shall provide appropriate links, at no cost to the other Party, to the other Party and at a cost to third parties as reasonably determined by such Party. Such Party shall maintain and be responsible for enhancements to Internet connections, including e-mail and linking.
2.14      During the Term of this Agreement, [ * ].

2.15      Notwithstanding any other provision of this Agreement to the contrary, Buyer hereby acknowledges and agrees that Seller shall not be deemed to be in breach of any provision of this Agreement for, and Buyer waives any rights it may have with respect to, (i) Buyer’s obligations in the Asset Purchase Agreement, including applicable representations and warranties contained therein, and (ii) Buyer’s obligations in the Transition Services Agreement, including applicable warranties contained therein, which shall survive for the Term of this Agreement.
2.16      Seller acknowledges that Buyer may have outstanding bids and quotes related to its existing contracts as of the Effective Date and that, with respect to such outstanding bids and quotes, Seller will not be presented with an opportunity to give a Bid; provided, however, that Seller has all rights to manufacture Burlington Products required to be delivered under such existing contracts in the manner provided under the Transition Services Agreement and Asset Purchase Agreement.
2.17      License and Access Rights.
          (a)      Consistent with the purpose and the scope of this Agreement and the Transaction Agreements, Buyer, on behalf of itself and its Affiliates, grants to Seller and its wholly owned subsidiaries a fully paid access-only, non-exclusive, non-transferable (except as provided in Section 29.2), worldwide license to the Speedi application. Buyer has no support or upgrade responsibility to Seller on an application if at Buyer’s sole discretion Buyer materially discontinues use of such application. Buyer will provide Seller ninety (90) days written notice prior to discontinuation of Speedi. Buyer will pay for updates of Speedi if initiated by Buyer, and Seller will pay for updates of Speedi if initiated by Seller.
          (b)      Consistent with the purpose and the scope of this Agreement and the Transaction Agreements, Buyer, on behalf of itself and its Affiliates, grants to Seller and its wholly owned subsidiaries a fully paid access-only, non-exclusive, non-transferable (except as provided in Section 29.2), worldwide right to access to the Support Central for Sales Workflow applications. Buyer has no support or upgrade responsibility to Seller on any such application if at Buyer’s sole discretion Buyer materially discontinues use of such application. Buyer will provide Seller ninety (90) days written notice prior to discontinuation of Support Central for Sales Workflow or any application thereunder. Buyer will pay for updates of Support Central for Sales Workflow if initiated by Buyer, and Seller will pay for updates of Support Central for Sales Workflow if initiated by Seller.
          (c)      Consistent with the purpose and scope of this Agreement and the Transaction Agreements, Seller grants Buyer a limited, fully paid, non-exclusive, non-transferable (except as provided in Section 29.2), license of the intellectual property rights acquired by Seller from Buyer under the Purchase Agreement for the sole purposes permitted under this Agreement and the Transaction Agreements. In furtherance of such license, Seller grants Buyer a right of access to the information underlying such intellectual property rights at reasonable times and locations, subject to Article 15 hereof.

* A confidential portion of material has been omitted and filed separately with the Commission
ARTICLE 3
PURCHASES OF PRODUCTS
3.1      When Buyer purchases from Seller pursuant to this Agreement, Buyer will issue to Seller a request for quote (the “Request”). The Request will contain:
(a)      a general description of the Products to be purchased hereunder;
(b)      drawings and specifications of Buyer related to the Products (the “Product Specifications”);
(c)      desired delivery date, destination and export handling, if applicable;
(d)      Buyer inspection and hold point requirements;
(e)      terms and conditions of Buyer’s customer;
(f)      desired title transfer, transportation and payment terms;
(g)      Buyer drawing or technical approval requirements;
(h)      special packaging requirements, if any; and
(i)      all other applicable contractual documents required by Buyer’s customer.
     Upon receipt of the Request, Seller shall use its best efforts to prepare and submit to Buyer a bid (the “Bid”) or no bid decision (“No Bid”) within the time period specified by Buyer’s customer and indicated in the Request, but if no time is so specified, within five (5) business days after receipt of the Request for all Products other than Power Control Modules and Power Control Rooms, and within a mutually agreeable time with respect to Power Control Modules and Power Control Rooms. Buyer reserves the right to modify the terms of the Request if Buyer’s customer requires such modifications, in which case, Buyer will adjust the time period for submission of a Bid to the extent allowed by Buyer’s customer. Seller will immediately notify Buyer should Seller be unable to submit a Bid within the required period, and, if such delay is agreeable to Buyer, will submit a Bid as soon as practicable after the original bid date contained in the Request. If such a delay is not agreeable to Buyer (or to Buyer’s customer), then Seller will be deemed to have elected not to submit a Bid pursuant to Section 3.2. Unless otherwise specified by Seller, a Bid shall expire thirty (30) days from the date of issuance. Buyer will be notified immediately should situations arise in which a return date for a Request cannot be supported. Seller’s obligations to submit timely Bids is subject to prompt notification from Buyer to Seller with respect to each particular Request.
3.2      Seller may, in its sole discretion, provide a No Bid in the following situations without breaching any of its obligations under this Agreement:
(a)      [ * ];
(b)      [ * ]; and

* A confidential portion of material has been omitted and filed separately with the Commission
(c)      [ * ].
3.3      Whenever Buyer purchases Product, Buyer will issue a Purchase Order setting forth all matters agreed to by the Parties related to that purchase of the particular Products. A Purchase Order shall not be considered final until accepted by Seller.
3.4      [ * ].
3.5      [ * ].
3.6      Buyer may at any time, in writing, propose changes within the general scope of any Purchase Order, in any one or more of the following: (i) drawings, or specifications where the goods to be furnished are to be specially manufactured for Buyer in accordance therewith; (ii) method of shipment or packaging; and (iii) place of delivery. Seller shall inform Buyer, in writing, within either (i) five (5) business days following the date of receipt of such change request or (ii) in the case of Power Control Modules or Power Control Rooms, within an agreed amount of time following receipt of Buyer’s notice, of any change in price or schedule that would result from the change. Such Seller response will contain an expiration date. After the expiration date, such Seller response will no longer be valid. No change will be effective unless mutually agreed in writing.
3.7      If Buyer desires to implement a change and the Parties are unable to agree between them upon corresponding adjustments, the Buyer and/or Seller may initiate the alternative dispute resolution process set forth in Article 24 hereof for the purpose of establishing an equitable adjustment in the contract price or delivery schedule, or both.
3.8      Where Seller implements a change at the written direction of Buyer without a prior written agreement regarding the adjustment in price and/or schedule, any claim by Seller for adjustment must be made in writing within thirty (30) days from receipt by Seller of Buyer’s written notification of change; and in such case should the Parties be unable to agree upon corresponding price and schedule adjustments, the Buyer and/or Seller may initiate the alternative dispute resolution process set forth in Article 24 hereof for the purpose of establishing an equitable adjustment in the contract price or delivery schedule, or both.
ARTICLE 4
PRICING, PAYMENT TERMS AND TAXES
4.1      Prices for the Products shall be as set forth in the Purchase Order.
4.2      The specific payment terms for each Product purchased under this Agreement will be specified in the applicable Purchase Order and in no case will be [ * ], inclusive of advance payments, progressive payments, or milestone payments. In the absence of such payment terms in the PO, they will be receipt of full payment, without any offset, [ * ] days from the date of shipment. Prices and payment will be in U.S. Dollars. Large custom engineered projects having several months duration and for which Buyer and Seller mutually agree in the applicable Purchase Order or other release mechanism to payment terms based on specific milestone completions rather than shipment may have such milestone payment schedules as agreed to by

* A confidential portion of material has been omitted and filed separately with the Commission the Parties in the Purchase Order, and may also provide for [ * ] or other payment terms common to such projects.
4.3      All prices provided herein are exclusive of federal, state and local excise, sales, use, property and similar taxes, unless otherwise provided on the Purchase Order. Buyer shall have no liability for any taxes based on Seller’s net assets or income or for which Buyer has an appropriate resale or other exemption.
4.4      If either Party disputes an amount owed by the other Party, all other amounts owed by such Party not in dispute shall be promptly paid.
ARTICLE 5
[ * ]
5.1      [ * ]
(a)      [ * ].
(b)      [ * ].
(c)      [ * ].
[ * ].
ARTICLE 6
TERM AND TERMINATION
6.1      Unless otherwise terminated as provided for herein, the initial term of this Agreement shall be fifteen (15) years beginning on the Effective Date (the “Initial Term”) and will automatically renew for additional successive three-year terms (each a “Renewal Term”)(the Initial Term and any Renewal Term collectively referred to herein as the “Term”).
6.2      This Agreement may be terminated at any time after the Effective Date:
          (a)      by the mutual written agreement of Buyer and Seller;
          (b)      by written notice from Buyer to Seller, upon the material failure of Seller to perform any material agreement or covenant of Seller hereunder in any material respect; provided, however, that the right to terminate this Agreement under this Section 6.2(b) shall not be exercised unless Seller fails to substantially cure its non-performance within ninety (90) days following written notice from Buyer to Seller of the existence of such non-performance; or
          (c)      by written notice from Seller to Buyer, upon the material failure of Buyer to perform any material agreement or covenant of Buyer hereunder in any material respect; provided, however, that the right to terminate this Agreement under this Section 6.2(c) shall not be exercised unless Buyer fails to substantially cure its non-performance within ninety (90) days following written notice from Seller to Buyer of the existence of such non-performance; or

          (d)      by either Party for any reason, upon one year written notice (given within the fourteenth year of the Initial Term or within the second year of any Renewal Term) prior to the end of the then current Term of this Agreement.
6.3      Effect of Termination.
          (a)      In the event of a termination of this Agreement pursuant to:
                    1.      Section 6.2(a) or (d), the parties shall meet as promptly as practicable to decide upon a mutually agreed upon plan for terminating the relationship; or
                    2.      Sections 6.2(b) or (c), either Buyer or Seller, as the non-breaching party, will have the right to make a claim for all Losses (at law or in equity), subject to the provisions of Articles 24 and 25 hereof, whenever arising or incurred, including amounts paid in settlement and reasonable attorneys’ fees and expenses, if any, pursuant to this Agreement.
          (b)      In the event of the termination of this Agreement pursuant to Section 6.2, this Agreement shall become void and have no effect, except that the provisions set forth in Section 29.1 of this Agreement and any other section of this Agreement which, by its terms, survives this Agreement, shall survive any such termination.
          (c)      Within thirty (30) days of the date of termination of this Agreement, each Party shall pay to the other any outstanding balances under this Agreement, in each case, through the termination date.
6.4      Remedies. In addition to any right to terminate this Agreement under Section 6.2(b) or (c) and in the event of a material uncured breach of this Agreement, the injured Party shall have the right, but not the obligation to seek monetary compensation for any Losses incurred, subject to the provisions of Articles 24 and 25 hereof. A failure to terminate shall not be construed as approval, tacit or otherwise, for the act of breach, nor shall it be deemed a waiver of any rights in contract or at law.
6.5      Survival of Purchase Order. Except in the case of nonpayment and unless otherwise agreed to in writing by the Parties, the termination of this Agreement shall not affect the rights and obligations of the Parties under Purchase Orders that have been accepted by Seller but are not yet completed at the time of the termination. This Agreement shall remain in effect as to those uncompleted Purchase Orders until such Purchase Orders have been completed.
ARTICLE 7
SHIPPING AND DELIVERY
7.1      Shipment and delivery of Products shall be in accordance with the requirements of Buyer’s customer as specified in a Purchase Order. Unless otherwise mutually agreed by the Parties and designated by Buyer in the applicable Purchase Order, title and risk of loss will pass from Seller to Buyer upon delivery F.O.B. Seller’s dock. Shipment will be made by the mode of transportation specified by Buyer in the Purchase Order and charges for unique packaging requirements, shipping and transportation of Products shall be allocated in accordance with the PO. In the absence of specific shipping instructions on the PO, the method of shipping and transportation shall be the most commercially practical and cost effective method selected by Seller and shall be paid by Seller.
7.2      On a quarterly basis in the month preceding the last month of each calendar quarter, Buyer will provide Seller a non-binding estimate of anticipated manufacturing and engineering requirements by Product for the upcoming six months (line rates). These forecasts are estimates only, and shall not be construed as a commitment by Buyer to purchase a specific quantity or type of Product, or to purchase its requirements of any Product other than as provided in Section 2 above. Under no circumstances shall Buyer be under an obligation to Seller for Products not specifically covered by a Purchase Order or in an amount in excess of the quantity so specified in a Purchase Order. Seller may, in Seller’s discretion, make materials commitments or production arrangements in excess of the amount or in advance of the time necessary to meet the requirements of each PO, but Buyer will not be responsible for any materials or production commitments other than those directly related to the POs received from Buyer. Unless otherwise stipulated in the PO, Products shipped more than three (3) weeks in advance or in excess of the Purchase Order requirements may be returned to Seller by Buyer at Seller’s risk and expense, and Seller shall reimburse Buyer for all costs incurred for warehousing, storage and handling of said advance or excess Products.
ARTICLE 8
DESIGN, MANUFACTURING AND QUALITY
8.1      Seller shall be responsible for the design (excluding any Buyer-directed design enhancements, modifications or customizations but specifically including any Seller-directed design enhancements, modifications or customizations to Burlington Products) and the manufacture of all Products. Seller also shall be responsible for and shall take all necessary steps to ensure that the Products comply with all applicable codes, laws, rules and regulations (both in the country of manufacture and in the countr(ies) specified in a Purchase Order where Buyer or Buyer’s customer will use or distribute the Products). Products shall conform in quality and safety to all Seller and governmental requirements, will be subject to acceptance in accordance with the PO and shall be inspected at Seller’s factory in accordance with the PO and its standard factory test procedures, as provided below. Buyer shall be responsible for the design relating to Products with Buyer-directed design enhancements, modifications or customizations.
8.2      Seller shall meet the specifications of the PO in the design and manufacturing of the Products, and the Products shall pass all required testing set forth in the PO.
8.3      Buyer and Seller shall cooperate and consult to obtain any required customer acceptance, including specification confirmation, of Products in accordance with the Purchase Order. Seller shall inspect and factory test the Products in order to determine that the Products meet or exceed the specifications contained in its related PO. Seller shall maintain Product design, manufacturing, testing, inspection and other safety and quality-related processes that are adequate to ensure the safety and reliability of all Products. All commercially reasonable specification compliance and reliability testing costs shall be borne by Seller. At the request of Buyer’s customer, all data and documentation produced from specification compliance and reliability testing called for in the PO shall be submitted to Buyer for review and approval. Testing of the Products by either Party shall not negate, diminish or relieve Seller’s obligations or responsibilities under any express or implied warranty, indemnification, hold harmless or other similar term or provision under this Agreement. Buyer shall have no obligation to purchase any Product until the Product is inspected and tested pursuant to the above process.
8.4      Once a PO is issued by Buyer for the purchase of the Products and accepted by Seller, Seller shall not alter the terms, including Product specifications, of the PO without Buyer’s written approval.
8.5      Seller shall, at its own expense, be responsible for obtaining all approvals or certifications (governmental or otherwise) required in connection with the intended use of Products, including but not limited to, UL and ANSI approvals. Buyer shall not be obligated to take delivery of any such Products until all such approvals are secured.
8.6      Seller will provide to Buyer’s customer, upon the request of Buyer’s customer, all Product data and associated technical specifications for commercialization and service of the purchased Product. For clarity, Seller will not provide Buyer or Buyer’s customer with proprietary design data, but will supply the materials required by the PO (e.g., instruction books and manuals).
8.7      Seller shall maintain Product quality levels and Product service levels that are consistent with Seller’s quality practices as of the Effective Date and its ISO 9001 certification or any successor certification as in effect from time to time.
ARTICLE 9
INSPECTION
As required by any particular PO, Products shall be subject to inspection by Buyer (or Buyer’s representative) during the period of manufacture subject to mutually agreed schedules and charges and to final inspection and acceptance by Buyer (or Buyer’s representative) at Seller’s facility prior to shipment. Seller shall notify Buyer (or Buyer’s designated representative) in writing as provided on the Purchase Order prior to scheduled shipment of Products for purposes of such final inspection and acceptance. If Buyer (or Buyer’s representative) fails to make such inspection within that period (or as otherwise arranged with Seller), Buyer will be deemed to have waived its right to inspection and acceptance will occur upon shipment. Buyer’s failure (or the failure of Buyer’s representative) to inspect or reject non-conforming Products or failure to detect defects by inspection shall not relieve Seller from responsibility under Article 12, “Warranty.” Seller shall provide and maintain an inspection and process control system consistent with their existing quality practices and its ISO 9001 certification or any successor certification in effect from time to time. Records of all inspection work by Seller shall be retained in accordance with Seller’s then-existing retention policy.
ARTICLE 10
REJECTIONS
When any of the Products under a particular PO are found to be defective or unusable as provided in such PO, or otherwise not in conformity with the requirements of such PO, including but not limited to the Product Specifications, prior to installation, Buyer may reject such Products and require Seller, at Seller’s expense, to inspect the Products and to repair or replace

* A confidential portion of material has been omitted and filed separately with the Commission non-conforming Products (or parts thereof) with Products (or parts thereof) that conform to such PO and to otherwise take such actions as may be required to cure all defects and/or bring the Products into conformity with all the requirements of the PO.
ARTICLE 11
SELLER’S FAILURE TO PROVIDE PRODUCT
In the event that Seller fails to deliver Products to Buyer in breach of Seller’s obligations under this Agreement and a specific Purchase Order and Seller does not diligently commence to cure such failure in a manner reasonably satisfactory to Buyer within ten (10) days of receipt of written notice of same from Buyer, Buyer shall have the right to cancel, in whole or in part, any Purchase Order affected by such delay. In addition, Buyer shall have the right to procure replacement products for the cancelled Products to the extent included in such Purchase Order, and Seller shall be liable to Buyer for any difference in the price of such replacement products and the prices set forth in the Purchase Order.
ARTICLE 12
WARRANTY
12.1      Seller shall provide such Product warranties as are mutually agreed in writing by the Parties in writing and specified on the accepted Purchase Order. Except as so otherwise agreed in writing by the Parties in the accepted Purchase Order, Seller warrants to Buyer (for the benefit of Buyer, its successors, assigns and customers of Products sold by Buyer) that Products furnished hereunder will conform to the mutually agreed Product Specifications, be new and of good material and workmanship, free from all material defects in design (excluding any Buyer directed design enhancements, modifications or customizations but specifically including any Seller’s design enhancements, modifications or customizations to Burlington Products), material, workmanship and title, comply with all applicable laws, and will be of the kind and quality specified in the PO. Except as otherwise agreed in the accepted PO, Seller’s warranties shall apply only to failures to meet said warranties (excluding any defects in title) which appear within [ * ] from installation or [ * ] from the date of shipment, which ever occurs first; provided, however, that (a) if Buyer, as specified in the PO transfers title to or leases such Products (including equipment incorporating such Products) to a third party, such period shall run until [ * ] from shipment by Seller and (b) any such limitation on the period of Seller’s warranty shall in no way limit Seller’s indemnity obligations for third party claims or product recall provided elsewhere under this Agreement.
12.2      The warranties and remedies related to defects (except as to title) set forth in Section 12.1 herein and the accepted Purchase Orders are conditioned upon (a) proper storage, installation, use and maintenance, and conformance with any written recommendations of Seller; (b) absence of alterations, tampering or other actions impacting negatively the Product’s functionality and (c) Buyer promptly notifying Seller of any defects upon receipt of notice of such defect from its customer (whether oral or written) and, if required, promptly making the Product available for correction.
12.3      If any Product fails to meet the warranties referenced in Section 12.1 (except title), Seller shall, at Seller’s option, either promptly repair or replace such Product at Seller’s sole expense.

If repair or replacement is not feasible, Seller shall promptly refund the purchase price of the Product to Buyer. Notwithstanding the foregoing, this Section 12.3 shall in no way limit Seller’s indemnity obligations for third party claims or product recall provided elsewhere under this Agreement.
12.4      Buyer will provide notice of warranty claims to Seller’s Account Manager. Seller will provide and/or participate as required in the analysis of any defective Product to identify the main cause of such defect and also initiate appropriate corrective action. Analysis will be performed on 100% of Products that are returned as a result of a defect, or as otherwise agreed between Buyer and Seller. Seller will apply reasonable commercial efforts to respond to Buyer within a commercially reasonable period of time from receipt of returned Product with a written analysis of the cause of failure.
12.5      Unless an alternate method of response is mutually agreed, Buyer will commence to dispatch a field service representative to investigate customer warranty claims within 24 hours from Buyer’s notification to Seller. If in Buyer’s judgment, circumstances dictate an immediate response, Buyer may send, at its expense, a field service representative prior to notification to Seller. If Product is found to be defective, Seller will reimburse Buyer for its direct costs associated with sending its field service representative. All warranty servicing will be provided by Seller at Seller’s expense.
12.6      This Article 12 sets forth Buyer’s exclusive remedies for its claims (except as to title and excluding claims for indemnification against third party claims and product recall obligations provided elsewhere under this Agreement) based on defect in or failure of Products, whether the claim is in contract or tort (including negligence) and however instituted. Except as set forth in Section 18.1 and elsewhere in this Agreement, the foregoing warranties are exclusive and in lieu of all other warranties, whether written, oral, implied or statutory. NO IMPLIED STATUTORY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, IMPLIED WARRANTY OF NON-INFRINGEMENT, OR ANY WARRANTY THAT MIGHT OTHERWISE ARISE FROM THE COURSE OF DEALING BETWEEN THE PARTIES OR FROM ANY USAGE OR TRADE SHALL APPLY. Upon the expiration of the warranty period, all such warranty liability (other than pending claims for which Seller has been placed on notice, title claims, claims for indemnification from third party claims and product recall obligations) shall terminate.
ARTICLE 13
HAZARDOUS CONDITIONS AND PRODUCT RECALLS
13.1      If at any time Seller learns of any issue relating to a potential safety hazard or unsafe condition involving Products, or is advised by any governmental agency having jurisdiction that such a potential safety hazard or unsafe condition may exist, Seller shall immediately advise Buyer by the most expeditious means of communication under the circumstances, such as by telephone, email, fax, or overnight mail, with confirmation of delivery. If a hazardous or unsafe condition should exist (or be determined to exist by any governmental agency having jurisdiction) in any Products, causing significant risk of serious personal injury or property damage under normal use and service, Seller and Buyer shall cooperate in correcting the hazardous or unsafe condition. But, in accordance with Section 19 of this Agreement, Seller will remain responsible for any liability, claim, cost or expense that Buyer or its customers may incur in connection with the correction.
13.2      If Seller, Buyer, or any governmental agency having jurisdiction finds at any time that any Products contain a defect or a serious quality or performance deficiency, or are not in compliance with any applicable governmental code, standard or requirement, making it advisable that the affected Products be recalled or repaired, Seller shall promptly undertake appropriate corrective actions including those required by any applicable law and the regulations thereunder, and shall file all necessary papers descriptive of corrective action programs, and other related documents and carry out corrective action programs. Buyer shall cooperate with and assist Seller in any such filing and in taking corrective action, and Seller shall timely locate with Buyer’s assistance, at Seller’s expense, all Products subject to recall or repair. Seller shall make all necessary repairs or modifications to the affected Products, at its expense, except to the extent that Seller and Buyer agree to the performance of such repairs by Buyer or Buyer’s customers upon mutually acceptable terms. Seller and Buyer recognize that, under certain conditions, other Seller-manufactured products may contain the same defect or noncompliance condition contained in the affected Products. Seller and Buyer agree that any recall involving any Products shall be treated separately from similar recalls of other Seller products, provided that such separate and distinct treatment is lawful and that Seller shall in no event fail to provide the same level of protection to Buyer with respect to the affected Products as Seller provides to Seller’s other customers in connection with such similar recalls. Either Party shall give prior notice to the other Party before making any statements to the public concerning safety hazards affecting Products, except where such prior notice would interfere with the timely notification required to be given under any applicable law or regulation, including requirements under U.S. securities laws. In all cases, each Party shall be the sole authority to make statements on its own behalf to a governmental agency concerning safety hazards affecting Products.
13.3      For the Term of this Agreement, Seller shall monitor and keep records of all safety-related field incidents involving Seller-manufactured or Seller-distributed Products that are substantially similar to Products purchased by Buyer under this Agreement, and shall regularly inform Buyer about those incidents and make those records available upon Buyer’s reasonable request.
ARTICLE 14
TRADEMARKS
14.1      Products shall bear only such names and trademarks as are specified in this Agreement or otherwise agreed to in writing by Buyer and Seller. Any such names and trademarks shall remain the sole and exclusive property of, and any rights that may accrue from such tradename/trademark usage shall inure to the sole benefit of the Party who owns such trademarks, or Buyer’s customers, if the designated trademark and/or trade name is owned (or licensed) by Buyer’s customers. The Parties acknowledge and agree that such use of the other Party’s trademarks, markings and concepts in connection with the Products shall not at any time or in any manner give the other Party the right to, ownership of or interest in or the right to otherwise use such trademarks, designs or markings. It is understood and agreed that the respective trademarks and tradenames of Seller and Buyer shall remain the sole and exclusive property of each such Party.

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14.2      Unless otherwise agreed by the Parties in writing, Products sold under this Agreement shall be branded as follows:
(a)      [ * ]
(b)      [ * ]
(c)      [ * ]
(d)      [ * ]
14.3      Seller agrees to use the name and trademarks of Buyer, GE or its customers only on and in connection with Products manufactured for Buyer pursuant to this Agreement and only in forms and arrangements approved in advance in writing by Buyer. Seller shall not sell or dispose of any Product bearing any of Buyer’s or GE’s trademarks or trade names (or those of their customers) to any person or entity other than Buyer, unless expressly authorized to do so in writing by Buyer. In the event that any Products so labeled are not delivered to Buyer, whether due to scrap, rejections, cancellation of orders or otherwise, Seller will promptly remove and destroy or, at the request of Buyer, return to Buyer, any and all labels, nameplates, or other trademarks placed on such Products. It is understood and agreed that money damages would not be a sufficient remedy for any breach of the provisions of this Article 14 and that the Party being harmed shall be entitled to equitable relief, including injunction and specific performance, as a remedy for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach by a Party of this Article 14 but shall be in addition to all other remedies available to such Party at law or in equity.
14.4      Buyer will provide Seller with a layout of the Product nameplate and shipping container label, as well as the artwork for Buyer’s logo and name, the site and date code tables if applicable.
14.5      In addition to the foregoing, if any statute, law, rule or regulation of any jurisdiction in which Products are sold require that the name of the manufacturer of the Products be indicated thereon, sufficient identification for compliance shall be placed on those Products.
14.6      Any actions taken by Buyer, in Buyer’s sole discretion, to disallow the use of Buyer’s brand or trade name by Seller will not be considered presumptively as a breach of this Agreement by either Party. Accordingly, Buyer shall continue to buy Required Products under Seller’s brand if Buyer disallows use of Buyer’s brand or trade name by Seller; provided, however, if Buyer’s discontinuance results from Seller’s uncured continued material breach of this Agreement, Buyer’s termination rights under Section 6.2(b) hereof shall still apply to the extent set forth in Section 6.2(b).
ARTICLE 15
DISCLOSURE OF INFORMATION
Each Party agrees and acknowledges that, as a result of this Agreement and the Transaction Agreements, each of them will be exposed to the confidential and proprietary information of the other Party and the other Party’s Affiliates and employees, including, but not limited to, all non

* A confidential portion of material has been omitted and filed separately with the Commission public information related to each Party’s business (the “Confidential Information”). Each Party agrees to take all commercially reasonable measures to mark as “Proprietary,” “Confidential,” or with other similar restrictive markings, any Confidential Information disclosed in writing or other tangible form to the other party or, if initially disclosed in unmarked or intangible form, to reduce the Confidential Information to a properly marked tangible form and provide such marked Confidential Information to the receiving party within thirty (30) days from the date of disclosure. Notwithstanding the above, both parties acknowledge and agree that, as a result of the Purchase Agreement, Seller will acquire all confidential information as defined therein (“PA Confidential Information”). For purposes of this Section and this Agreement, “Confidential Information” shall be deemed to include PA Confidential Information. Each Party agrees to take all commercially reasonable measures to prevent the Confidential Information from being acquired or retained by unauthorized Persons (including Buyer preventing disclosures to other operating units of GE) to the same extent it protects its own confidential and proprietary information, and Buyer will not disclose the Confidential Information to other operating units of GE or third parties (except for outside consultants and advisors of such party as needed to perform under this Agreement and the Transaction Agreements) without the prior written consent of Seller, except as permitted by the Agreement or the Transaction Agreements or as required by applicable law. Neither Buyer nor any of its Affiliates, on the one hand, nor GE or any GE Affiliate, on the other hand, may disclose or use the Confidential Information of Seller for any purpose other than the performance of its obligations pursuant to this Agreement or the Transaction Agreements or as required by applicable law (except for disclosure to outside consultants and advisors of such party on an as-needed basis). To further this end, each Party agrees to extend its respective obligations under this Section 15 for a period equal to the longer of [ * ] or [ * ] following the termination of this Agreement. Notwithstanding the foregoing, Confidential Information shall not include (a) information that is in the recipient’s possession prior to disclosure to it (other than Confidential Information relating to MV Switchgear Products, the MV Market or the GE Electrical Distribution Business acquired by Seller from Buyer), (b) information that is or becomes publicly available, provided that such public availability does not result from the misappropriation or misuse of such information by the recipient and

(c)      information that is developed independently by the recipient without the use of any Confidential Information. Any rights of access to information granted to either Party by the other Party in the Purchase Agreement, including as set forth in Sections 1.7 and 4.3 thereof, shall hereby survive for the Term of this Agreement.
ARTICLE 16
EXCUSABLE DELAYS
Except with respect to any obligation of payment, neither party shall be liable to the other for delay in performance or failure to perform due to causes beyond its reasonable control including, by way of example and not limitation, acts of God, acts of the other party, strikes, serious global shortage of materials, earthquakes, storms, floods, wash-outs, explosions, breakage or accident to equipment or machinery material to the development and construction of the Products, acts (including failure to act) of any governmental authority, governmental priorities, fires, sabotage, epidemics, wars, riots, terrorist acts, and which, in any event, is not a result of the negligence or willful misconduct of the Party claiming the right to delay performance on account of such occurrence. If the performance of a Party is excused by this Article, such Party agrees to furnish the other Party with prompt written notice of the event that has prevented performance and agrees to use reasonable commercial efforts to eliminate the effect of such event. If Seller is unable to perform for more than thirty (30) days due to one of the causes above, Buyer may cancel the affected Purchase Order without penalty to either Party. Delay of Seller’s suppliers or scarcity of materials or parts or delays in transportation shall not excuse Seller’s performance hereunder unless or except as is due to one of the causes noted above.
ARTICLE 17
NON-SOLICITATION
17.1      During the Term of this Agreement:
          (a)      Neither Buyer nor Seller shall directly or indirectly solicit or induce any third party sales representative that has a business relationship with the other Party or any of its Affiliates in the MV Market to discontinue such existing relationship in the MV Market; or
          (b)      Buyer shall not, for a period of four (4) years after the Effective Date, directly or indirectly recruit, solicit, induce or influence any employee of Seller or any of Seller’s Affiliates to discontinue such employment relationship, except for general solicitations such as job fairs, print or media advertising, etc. or direct unsolicited inquiries by such employees; or
          (c)      Neither Party shall directly or indirectly denigrate or in any manner undertake to discredit or disparage the other Party or, as may be applicable, any Affiliate or any successor thereof or any person, operation or entity associated with the transactions contemplated by this Agreement.
17.2      If the length of time, type of activity, geographic area or other restrictions set forth in this Article 17 are deemed unreasonable in any court proceeding, the Parties hereto agree that the court may reduce such restrictions to ones it deems reasonable, valid, and enforceable under applicable laws to protect the substantial investment of both Parties in the MV Market, the

* A confidential portion of material has been omitted and filed separately with the Commission goodwill attached thereto, the mutually beneficial long-term relationship established in the Agreement and the confidential information of both Parties relating to the Products.
17.3      Each Party understands that the other Party will not have an adequate remedy at law for the breach or threatened breach of any one or more of the covenants set forth in this Article 17 and agrees that in the event of any such breach or threatened breach, the non-breaching Party, in addition to the other remedies which may be available to it, may file a suit to enjoin the breaching Party from the breach or threatened breach of such covenants. In the event the non-breaching Party commences legal action to enforce its rights under this Article 17, the prevailing Party in such action shall be entitled to recover all of its costs and expenses in connection therewith, including reasonable attorneys’ fees.
ARTICLE 18
INSURANCE
18.1      It is understood and agreed by the Parties that neither the policy limits of insurance required of Seller under this Article 18 nor the actual amounts of insurance maintained by Seller under its insurance program shall in any way limit or reduce Seller’s indemnity obligations under this Agreement.
18.2      Seller shall obtain and at all times during the Term of this Agreement maintain at its own expense public liability, property damage and other insurance coverage of not less than $[ * ] per occurrence with a cap of not less than $ [ * ] and with carriers reasonably acceptable to Buyer. Seller shall also maintain at its own expense product liability insurance in the amount of at least $ [ * ] per occurrence involving one person in any incident, and an additional $ [ * ] per occurrence involving more than one person in any incident, naming Buyer as a co-insured party. The insurance provided by Seller hereunder does not alleviate Seller from any of its obligations under this Agreement.
18.3      Within ten (10) days after the Effective Date of this Agreement, Seller shall furnish Buyer with a certificate of insurance as evidence of the above required insurance and that all coverages provided shall be primary. The product liability insurance obtained must be occurrence based and shall cover the actions of any subcontractor that Seller may utilize under this Agreement. Such insurance shall require the underwriters to provide Buyer thirty (30) days advance written notice of any cancellation or adverse material change with respect to any of the policies.
ARTICLE 19
INDEMNITY AND LIMITATION OF LIABILITY
19.1      Seller warrants that, the Products [ * ] furnished hereunder, and any part thereof, shall be delivered free of any rightful claim of any third party for infringement of any patent or other proprietary rights (including copyrights). Seller shall indemnify and hold Buyer, GE and Buyer’s customers harmless against any actual or threatened Losses, subject to Articles 24 and 25 hereunder, based on a claim by a third party that the manufacture, use, offer to sell or sale of any Products purchased by Buyer under this Contract constitutes an infringement of any patent(s) or other proprietary rights (including copyrights) of any third party in the United States, and, if notified promptly in writing by Buyer and given authority, information and assistance by Buyer (at Seller’s expense), will defend any suit or proceeding brought against GE, Buyer, or its customers insofar as it is based on such a claimed infringement, and Seller shall pay all damages and costs awarded therein. If, as a result of any such suit or proceeding the use or sale of Products purchased by Buyer from Seller under this Agreement is enjoined, Seller, at its own expense and option, shall provide for Buyer’s supply of Products by (a) procuring the right for Buyer and Buyer’s customers to use and sell such Products, (b) replacing the enjoined Products with interchangeable Products which have substantially the same quality and performance but which are non-infringing, or (c) authorizing Buyer to return its inventory of enjoined Products and refund to Buyer the full purchase price of such Products and any direct costs of Buyer associated with such return.
19.2      Seller assumes no liability for infringements of patent or other proprietary rights covering any combination of the Products with any other product not supplied by Seller, any incorporated GE products or components pursuant to Section 2 or any method or process in which the Products may be used, where such infringement would not have occurred but for such combination or use. Furthermore, Seller shall not be liable and Buyer will indemnify and hold Seller harmless for any patent infringement or infringement of other proprietary rights arising from modifications made by Buyer or made by Seller in compliance with Buyer’s design, specification or instruction, where such infringement would not have occurred but for such modifications or compliance, except to the extent that the infringement arises from the manufacturing process employed by Seller (unless such process is specified in writing by the Buyer).
19.3      Seller agrees to indemnify and hold harmless Buyer from and against any Losses asserted by third parties for:
          (a)      except as provided below, damage to third party property (including economic or financial loss), or for death or bodily injury, or both, that actually or allegedly results from (i) any failure of Product to comply with the Product Specifications (functional, design or otherwise), warranties or certifications of this Agreement; (ii) the negligence or willful misconduct of Seller or its sub-suppliers (other than Buyer) in designing, manufacturing, or otherwise handling Product or parts therefor, to the extent such damage or injury is attributable to the negligence or willful misconduct of Seller; (iii) defects in Product giving rise to claims based on strict or product liability; (iv) failure to warn or inadequate warnings or instructions, or (v) breach of this Agreement, except that, in the event that any such damage or injury is caused by the joint or concurrent negligence of Seller and Buyer, the Loss shall be borne by Seller and Buyer in proportion to their negligence; provided, however, Seller shall not be liable for any claims arising from modifications or improper use made by Buyer in compliance with Buyer’s designs, specifications or instructions or resulting from the incorporation of Buyer products or components, where such claim would not have occurred but for such modifications, compliance or incorporation. Specifications provided to Seller pursuant to the Acquisition under the Purchase Agreement shall not be considered specifications furnished by Buyer for purposes of this Section 19.3; or

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          (b)      violation by Seller in any material respect of any governmental laws, rules, ordinances or regulations.
19.4      Buyer agrees to indemnify and hold harmless Seller from and against any Losses asserted by third parties for:
          (a)      any claims arising from (i) improper use or tampering by Buyer, (ii) modifications made in compliance with Buyer’s designs, specifications or instructions, or (iii) the incorporation of Buyer products or components, where such claim would not have occurred but for such modifications, compliance, tampering or incorporation;
          (b)      any claims arising from Buyer’s customers as a result of representations about or warranties on Products made to such customer not consistent with the Seller’s representations about or warranties on Products made to Buyer;
          (c)      [ * ]
          (d)      any claims for personal or bodily injury, including death, suffered or incurred by Buyer’s employees while performing acts pursuant to this Agreement, except to the extent caused by the negligence or willful misconduct of Seller; or
          (e)      breach of this Agreement.
19.5      In order to make a claim for indemnification under this Article 19, a Party seeking indemnification must give the other Party prompt notice of any such claim and all necessary information and assistance so such Party, at its option, may participate in the defense or settlement of such claim and the Party seeking indemnification does not take any adverse position to the other Party in connection with such claim.
19.6      In the event of any such claims, the indemnified Party shall: (1) promptly notify the indemnifying Party, (2) at the indemnifying Party’s expense, reasonably cooperate with the indemnified Party in the defense thereof, and (3) not settle any such claims without the indemnifying Party’s consent which indemnifying Party agrees not to unreasonably withhold. The indemnifying Party shall keep the indemnified Party informed at all times as to the status of the indemnifying Party’s efforts and consult with the indemnified Party (or counsel to the indemnified Party) concerning the indemnifying Party’s efforts; and, the indemnifying Party shall not settle the claim without the indemnified Party’s prior written consent, which consent will not be unreasonably withheld.
19.7      IN NO EVENT (OTHER THAN IN FULFILLMENT OF ITS INDEMNIFICATION OBLIGATIONS FOR THIRD PARTY CLAIMS AND PRODUCT RECALL) WHETHER AS A RESULT OF BREACH OF CONTRACT, WARRANTY, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL OR PUNITIVE DAMAGES INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFIT OR

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REVENUES, LOSS OF USE OF THE PRODUCTS OR ANY ASSOCIATED EQUIPMENT, COST OF CAPITAL, COST OF SUBSTITUTE PRODUCTS, FACILITIES, SERVICES OR REPLACEMENT POWER, OR DOWN TIME COSTS.
19.8      Additionally, Seller’s liability to Buyer for any Losses, subject to the provisions of Articles 24 and 25 hereof, arising out of, or resulting from this Agreement, or from its performance or breach, or from the Products furnished hereunder, shall not exceed the purchase amount provided on the Purchase Order for the Products which gave rise to the claim, whether as a result of breach of contract, warranty, tort (including negligence) or otherwise, except (a) as otherwise mutually agreed by the Parties and provided on the applicable accepted Purchase Order, or (b) in fulfillment of Seller’s indemnification obligations for third party claims and product recall obligations hereunder.
19.9      The provisions of this Article 19 shall survive any termination or expiration of this Agreement.
ARTICLE 20
PUBLIC DISCLOSURE
20.1      Seller may issue a press release regarding the Acquisition, this Agreement and the Transaction Agreements immediately (but in no event later than thirty (30) days) following the Effective Date, the substance of such announcement to be subject to reasonable changes by Buyer; provided however, that Seller shall have final approval with respect to any such press release, other than with respect to statements attributable to Buyer. Buyer may not make any public announcement with respect to the Acquisition, this Agreement or the Transaction Agreements without the prior written consent of Seller, which consent shall not be unreasonably withheld. Subject to the preceding sentences, and except as otherwise agreed in writing by Seller and Buyer or as required by law or regulation, each of Seller and Buyer shall maintain as confidential the existence, terms and conditions of this Agreement and the Transaction Agreements.
20.2      Buyer acknowledges that Seller will be required under the rules and regulations (the “SEC Rules”) promulgated by the Securities and Exchange Commission (the “SEC”) to file this Agreement and one or more of the Transaction Agreements with the SEC within four days of the Effective Date. Seller agrees to seek confidential treatment of certain sensitive provisions contained in such documents in the manner prescribed under the SEC Rules (which, among other things, would require a filing of the entire document to be mailed to the SEC one day prior to the required filing). Seller and Buyer agree to work together in redacting such provisions of this Agreement and the other Transaction Agreements prior to the date that they are required to be filed with the SEC [ * ]. Notwithstanding the foregoing, Buyer acknowledges that the filing is ultimately Seller’s disclosure requirement with the SEC. Seller can make no assurances that any of such provisions will not ultimately be required to be filed in the event such request for confidential treatment is reviewed by the SEC, and Buyer agrees that Seller will not be in violation of any provisions of this Agreement or any other Transaction Agreement to the extent it is required to file such provisions by the SEC.

ARTICLE 21
COMPLIANCE WITH LAW
21.1      After the Effective Date, the Parties and their respective agents, representatives and affiliates, shall comply in all material respects with all applicable laws in performing their obligations under this Agreement, including without limitation the following:
          (a)      FCPA. Buyer and Seller are especially sensitive to and concerned about the application of the U.S. Foreign Corrupt Practices Act (the “FCPA”) as amended by the International Anti-Bribery and Fair Competition Act of 1998 which may be applicable to either of the Parties to this Agreement within the jurisdiction of the United States and any of the U.S. citizens which may be principals or shareholders or members or directors or officers of any of the Affiliates of either Party and, accordingly, recognizes that the FCPA’s anti-bribery provisions prohibit the direct or indirect payment of money or anything of value with corrupt intent to employees or officials of a foreign government, public international organization, or political party in order to obtain or retain business or to secure any improper advantage and that the record keeping and accounting provisions thereof require the books, records and accounts are kept in reasonable detail and accurately and fairly reflect transactions and dispositions of assets. Each Party agrees that neither it nor any of its Affiliates will at any time engage in any action that would constitute a violation of the FCPA.
          (b)      OECD. Each Party represents that it is also familiar with and that the other Party is concerned about the application of the Organization For Economic Cooperation and Development (the “OECD”) promulgated by the Convention in Combating Bribery of Foreign Public Officials in International Business Transactions (the “OECD Convention”). Each Party agrees that neither it nor any of its Affiliates will at any time engage in any action that would constitute a violation of the OECD.
          (c)      Equal Opportunity. Each Party represents that it is in compliance and will remain in compliance with any and all requirements imposed by law, regulation or Executive Order upon prime contractors or subcontractors under contract with any governmental agency, including the Equal Opportunity Clause set forth in 41 CFR Chapter 60-1.4, the Affirmative Action Clause regarding Special Disabled Veterans and Veterans of the Vietnam Era set forth in 41 CFR Chapter 60-250.5(a), the Affirmative Action Clause regarding Workers with Disabilities set forth in 41 CFR Chapter 60-741,5(a) and any other provisions of contractual clauses required by the OFCCP as set forth in 41 CFR Chapter 60, as well as any Executive Orders as now or hereafter issued, amended or codified which requirements are incorporated herein by reference. By accepting or performing this Agreement, each Party certifies in accordance with 41 CFR part 60 — 1.8 with respect to orders exceeding $10,000 and not otherwise exempt from the Equal Opportunity Clause (E.O. 11246 as amended by E.O. 11375) that it does not and will not maintain segregated facilities or permit its employees to perform services at any location under its contract where segregated facilities are maintained, and that it will obtain similar certification before the award of any non-exempt contract. Executive Order 13201 Compliance: Each Party agrees to comply with the provisions of 29 CFR 470.
          (d)      Fair Labor Standards Act. Seller certifies and covenants that Products will be produced and provided, in compliance with the requirements of the Fair Labor Standards Act of

1938, as amended. Seller further certifies and covenants that none of the Products supplied hereunder have been or will be produced or supplied (by Seller or its sub-suppliers (other than Buyer)) utilizing forced, indentured, convict or child labor or utilizing the labor of persons in violation of the minimum working age law in the country of manufacture or in any jurisdiction in which services are provided, or in violation of minimum wage, hour of service or overtime laws of the country of manufacture or provided services.
          (e) Import/Export Regulations.
                    1.      Each Party and its Affiliates shall comply with applicable import and export laws and regulations of the United States and of any other country in which they perform under this Agreement and with all applicable export licenses and their provisions, including licenses to import or export the Products.
                    2.      Upon either Party’s request, the other Party shall promptly furnish any necessary documentation, including import certificates from the U.S. Government or any other relevant government, which is reasonably necessary to support a Party’s application for import or export authorizations issued by any relevant government.
                    3.      If any relevant government denies, fails to grant, or revokes any import or export authorizations necessary for the performance of a Purchase Order under this Agreement, the Party who receives such notice shall immediately notify the other Party, and neither Party shall be responsible for performance or payment under this Agreement for any directly affected activities.
ARTICLE 22
ENVIRONMENTAL, HEALTH, SAFETY AND SECURITY
22.1      For all Products sold or otherwise transferred to Buyer under this Agreement containing hazardous materials, Seller shall provide all relevant information pursuant to Occupational Safety and Health Act (OSHA) regulations codified at 29 CFR 1910.1200, including completed Material Safety Data Sheets (OSHA Form 20) and mandated labeling information, including information satisfying similar EU MSDS/labeling requirements, or any similar requirements in any other jurisdictions to which Buyer informs Seller the Products are likely to be shipped, whether or not the standard applies to the activities of Seller.
22.2      Seller shall disclose to Buyer the existence of any and all hazardous materials contained in Products and other materials sold or otherwise transferred to Buyer hereunder, which Products shall not contain arsenic, asbestos, benzene, cadmium, carbon tetrachloride, hexavalent chromium, lead, mercury, polybrominated biphenyls (PBB), polybominated diphenyl ethers (PBDE) (flame retardants), polychlorinated biphenyls (PCB), any other hazardous substances the use of which is restricted under EU Directive 2002/95/EU (27 January 2003) (RoHS Directive), as amended, or any other chemicals currently restricted, or as may become restricted under the Montreal Protocol or any other applicable law, rule or regulation in the place of final sale or to which Buyer informs Seller the goods are likely to be shipped, unless Buyer expressly agrees otherwise in writing.

22.3      Seller also represents, certifies and covenants (i) that no substance contained in Products is a “hazardous substance” as defined under CERCLA, or if so, that Products are produced in compliance with applicable state and federal requirements and Occupational Safety and Health Act (OSHA) regulations, and (ii) that any chemical substance constituting or contained in the Products is not on the list of chemical substances compiled and published by the Administrator of the US Environmental Protection Administration pursuant to the Toxic Substances Control Act (15 USC Section 2601, et seq.) as amended, the European Inventory of Existing Commercial Chemical Substances (EINECS), the European List of Notified Chemical Substances (ELINCS), or any equivalent lists in any other jurisdiction to which Buyer informs Seller Products will likely be shipped. In addition, Seller certifies that the Products, in all material respects, are in compliance with the applicable laws, rules and regulations administered by the U.S. Environmental Protection Agency.
22.4      Seller covenants that any wood packing or wood pallet materials are in compliance with the import restrictions and treatment requirements of the United States Code of Federal Regulations, 7 CFR 319.40-1 through 319.40-11, as may be changed or amended, and the International Plant Protection Convention Standards on Wood Packing Materials. Seller shall provide Buyer with any certifications required by Buyer to evidence such compliance.
ARTICLE 23
NO AGENCY
In performing its duties hereunder, Seller shall act solely as an independent contractor and not as an agent, partner, joint venturer or employee of Buyer or its Affiliates. Neither Party shall represent to third persons that Seller’s status with respect to Buyer is anything other than that of an independent contractor. Neither Party shall have any express or implied right or authority to assume or create any obligations on behalf or in the name of the other Party or to bind the other Party to any contract or undertaking with any other person, nor shall such Party represent that it has such authority. Seller shall not have the right to control and shall not exercise the right to control, the acts, activities, or conduct of Buyer’s employees, and nothing contained herein shall be deemed to make Seller a joint employer with respect to any employees of Buyer.
ARTICLE 24
ALTERNATIVE DISPUTE RESOLUTION
24.1      Alternative Dispute Resolution. Unless otherwise specified in this Agreement, any dispute arising out of or relating to this Agreement shall be resolved in accordance with the procedures specified in this Section 24, which shall be the required procedures for the attempt to resolve any such disputes, and shall be a condition precedent to the right to demand arbitration pursuant to Article 23.
24.2      Mandatory Negotiation.
          (a) The Parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between the Parties. Any Party may give the other Party written notice of any dispute not resolved in the normal course of business. Within fifteen (15) days after delivery of the notice, the receiving Party shall submit to the other Party a written response. The notice and the response shall include: (a) a statement of each Party’s position and a summary of arguments supporting that position, and (b) the name and title of the executive, employee or advisor who will represent that Party in meetings and of any other person who will accompany the executive. Within thirty (30) days after delivery of the disputing Party’s notice, the Parties shall meet at such location as mutually agreed by the Parties, at a mutually convenient time and, thereafter, as often as they reasonably deem necessary to attempt to resolve the dispute. All reasonable requests for information made by one party to the other will be honored.
          (b) If the matter has not been resolved to the satisfaction of both parties within sixty (60) days of the initiating Party’s notice, or if the Parties fail to meet within thirty (30) days, then the matter shall be brought before the Chief Executive Officer of Seller, on the one hand, and the President and Chief Executive Officer of the Consumer & Industrial operating component of GE, on the other hand, to negotiate a final resolution.
          (c) If the matter has not been resolved by the officers described in subsection (b) above to the satisfaction of both Parties within thirty (30) days, either Party may initiate Arbitration pursuant to Article 25.
24.3      Confidentiality. All negotiations, discussions, and communications made or conducted pursuant to the procedures set forth in this Article 24 are confidential, constitute Confidential Information hereunder and shall be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and any other applicable rules of evidence.
ARTICLE 25
ARBITRATION
25.1      Any dispute or difference arising under this Agreement which cannot be resolved pursuant to Article 24 shall be decided by arbitration in accordance with this Article. Any such arbitration shall be conducted expeditiously and confidentially in accordance with the commercial Arbitration Rules of the Judicial Arbitration and Mediation Service (“JAMS”) as such rules shall be in effect on the date of delivery of demand for arbitration. Any such arbitration shall be heard and conducted in Fulton County, Georgia. Notwithstanding the rules of the JAMS or as otherwise provided in this Agreement, the arbitration panel in any such arbitration shall consist of three persons who must be retired state or federal judges and shall have the authority to retain such experts familiar with the switchgear manufacturing business as they deem necessary. Within twenty (20) days of delivery of any demand for arbitration hereunder, the Party or Parties demanding arbitration shall appoint one arbitrator, the Party or Parties responding to the arbitration demand shall appoint one arbitrator and the two arbitrators so selected shall appoint the third arbitrator within twenty (20) days of their appointment. If the two selected arbitrators are unable to agree upon the selection of a third arbitrator after reasonable efforts, a panel of seven qualified persons shall be requested from the JAMS. The Parties shall alternatively and successively strike one person at a time, from such list; and the last remaining person on such list shall be the third designated arbitrator. Once appointed, the arbitrators shall permit the Parties to engage in such reasonable discovery as is requested and required. Each Party to the arbitration proceedings shall be given a copy of all information submitted to the arbitrators and shall be given a reasonable opportunity to respond to such information. Unless otherwise provided in this Agreement, each Party shall pay the fees of its own attorneys, expenses of witnesses and all other expenses connected with the presentation of such Party’s case in arbitration; provided, however, that the ultimate costs of any arbitration, including the cost of the record or transcripts thereof, if any, administrative fees, arbitrators’ costs and arbitration fees, and all other fees involved, including reasonable attorney’s and expert’s fees, shall be borne by the Parties in the manner established by the arbitrators. The arbitrators shall be required to render their decision within thirty (30) days after the Parties have finished presenting the controversy to them. Temporary injunctive or other similar temporary equitable relief may be sought and obtained pending the arbitration of any matter pursuant to this Agreement.
25.2      The arbitrators shall consider customary and standard practices in the switchgear manufacturing business, and shall decide the issues presented to them by a majority vote of the arbitrators. All conclusions of law reached by the arbitrators shall be made in accordance with the internal substantive laws of the State of New York without regard to conflict of laws principles. Any award rendered by the arbitrators shall be accompanied by a written opinion setting forth the findings of fact and conclusions of law relied upon in reaching their decision. Any decision made by the arbitrators shall be final and binding on the Parties and there shall be no appeal from the written decision of the arbitrators; judgment may be entered on the decision of the arbitrators by any court having jurisdiction.
25.3      The Parties agree that the existence, conduct and content of any arbitration shall be kept strictly confidential and no Party shall disclose to any person any information about such arbitration, except as may be required by law or for financial reporting purposes in each Party’s financial statements.
25.4      The provisions contained in this Article shall survive termination of this Agreement.
ARTICLE 26
WAIVER OF JURY TRIAL
EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HAS ELECTED TO MAKE THE DISPUTE RESOLUTION PROVISIONS OF ARTICLE 24 EXCLUSIVE AND FURTHER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) IT MAKES THIS WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS ARTICLE 26.

ARTICLE 27
AUTHORITY
Each Party, on behalf of itself and its Affiliates, hereto represents and warrants to the other Party that such Party has all requisite power and authority to execute and deliver this Agreement on its behalf and on behalf of its Affiliates, and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each Party hereto and constitutes the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, fraudulent conveyance and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).
ARTICLE 28
AUDIT RIGHTS
28.1      Buyer shall keep true and correct work papers, receipts and other data supporting its purchase requirements as set forth in Article 2 of this Agreement. At any time with reasonable notice to Buyer and without unreasonable disruption to Buyer’s business, a third party representative of Seller shall have full and complete access to the books and records, including electronic records, reasonably related to the requirements described above. In addition, such representative will have reasonable opportunities during this time to discuss the computations with Buyer’s employees and representatives that are familiar with such requirements. The purpose of this access to Buyer’s books and records and employees is for Seller, at its discretion, to audit the fulfillment of such requirements. At no time will the third party representative take any information off-site or make any copies or other reproductions. The third party representative will not share its work papers but merely report a pass or fail and in the case of a fail, the impact of failure. The third party representative will be at Seller’s expense.
28.2      To the extent that Seller has any objections to Buyer’s determination of its fulfillment of the requirements described in Section 28.1 above, Seller shall provide a written notice to Buyer stating any such objections and the basis for such objections. If a notice of objection is delivered, the parties shall resolve the dispute pursuant to Articles 24 and/or 25 of this Agreement.
ARTICLE 29
MISCELLANEOUS
29.1      Survival. Regardless of the circumstances of termination or expiration of this Agreement, the provisions of Section 6.5 and Articles 12, 13, 14, 15, 18, 19, 23, 24 and 25 will survive the termination or expiration and continue according to their terms.
29.2      Assignment. This Agreement shall not be assignable by any Party hereto without the prior written consent of the other Party hereto, which consent shall not be unreasonably withheld; provided, however, that either Party may freely assign without such consent its rights and obligations under this Agreement to an Affiliate who is engaged in the business of electrical products manufacturing; provided further, that, the assignee of this Agreement expressly accepts

* A confidential portion of material has been omitted and filed separately with the Commission this Agreement and assumes all of the obligations hereunder. In the event of such assignment, the assignor shall not be deemed to be released from its obligations under this Agreement even though the assignee has assumed all of the obligations of this Agreement unless and until the other Party to this Agreement has accepted in writing the replacement of assignor with assignee. In every instance, the assigning Party shall give the other Party written notice of intention to assign at least thirty (30) days in advance of the assignment.
29.3      Notices. All notices, requests, demands, waivers, and other communications made in connection with this Agreement shall be in writing and shall be (a) mailed by first-class or certified mail, return receipt requested, postage prepaid, (b) transmitted by hand delivery or reputable overnight delivery service or (c) sent by facsimile transmission, addressed as follows:

To Seller:	Powell Industries, Inc. 8550 Mosley Drive Houston, Texas 77075 Attention: Chief Financial Officer Facsimile: [ * ]

With a copy to:

[ * ] Winstead Sechrest & Minick P.C. 919 Milam Street, Suite 2400 Houston, Texas 77002 Facsimile: [ * ]

To Buyer:	General Electric Company Chief Executive Officer GE Consumer & Industrial Products Appliance Park, Bldg. 35 Louisville, KY 40225 Facsimile: [ * ]

With a copy to:

General Electric Company General Counsel GE Consumer Products Appliance Park, Bldg. 2 Louisville, KY 40225 Facsimile: [ * ]
or, in each case, at such other address as may be specified in writing to the other parties hereto. All notices, requests, demands, waivers and other communications required to be given hereunder shall be effective when delivered by hand, when deposited in the United States mail, with proper postage for first-class or certified mail, prepaid or in the case of a facsimile, upon receipt of confirmation of transmission by the transmitting equipment.

29.4      Amendments and Waivers. The provisions of this Agreement may not be amended, changed, waived, extended, discharged or terminated orally but only by an instrument in writing, duly executed by both Parties.
29.5      Applicable Law. Except as otherwise provided herein, this Agreement and all rights and obligations hereunder, including matters of construction, validity and performance shall be governed by the laws of the State of New York, without giving effect to the principles of conflicts of laws thereof.
29.6      Severability. The invalidity, in whole or in part, of any of the articles or paragraphs of this Agreement will not affect the remainder of such article or paragraph or any other article or paragraph of this Agreement.
29.7      Complete Agreement. This Agreement, along with the Transaction Agreements and their Schedules and Exhibits, constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, including any agreements and understandings, whether oral or written, between Seller or any of its Affiliates and Buyer or any of its Affiliates, including any of GE’s operating components or divisions whether domestic or foreign, except that any existing supply agreements between Seller and GE (except Buyer) shall remain in full force and effect. This Agreement is intended, as of the Effective Date, to supersede and replace that certain Sourced Product Purchase Agreement by and between the Parties dated June 3, 2005.
29.8      Expenses. Unless otherwise stated herein or in any related agreement, each of the Parties shall bear and pay their respective expenses, costs and fees in connection with the transactions contemplated hereby, including the fees and expenses related to the preparation, execution and delivery of this Agreement and the fees and expenses of any attorneys, accountants or other professionals.
29.9      Headings. The headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.
29.10      Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.
29.11      No Third Party Beneficiaries. Nothing in this Agreement shall confer any rights upon any person or entity other than the parties hereto and their respective successors and permitted assigns.
29.12      Payment of Fees. Notwithstanding anything in Articles 24 or 25 to the contrary, neither Party shall withhold any payment that is due pursuant to this Agreement and the amount for which is not otherwise in dispute.

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first written herein.

SELLER:		BUYER:

POWELL INDUSTRIES, INC.		GENERAL ELECTRIC COMPANY

GE Consumer & Industrial

By:	/s/ Don R. Madison	By:	/s/ Paul J. Foody

	Don R. Madison,	Name:	Paul J. Foody

	Vice President and Chief Financial Officer	Title:	GM-Electrical Distribution

GENERAL ELECTRIC COMPANY GE Energy for the limited purposes set forth in the first paragraph of this Agreement:

		By:	/s/ Robert J. Gilligan

		Name:	Robert J. Gilligan

		Title:	GM, GE Energy Services

* A confidential portion of material has been omitted and filed separately with the Commission
Exhibit A
[ * ]

* A confidential portion of material has been omitted and filed separately with the Commission
SCHEDULE 5.1(a)
[ * ]